Whiting USA Trust I
Whiting USA Trust I Announces Receipt of Revised Reserve Report
WHITING USA TRUST I
The Bank of New York Mellon Trust Company, N.A., Trustee
NEWS
RELEASE
FOR IMMEDIATE RELEASE
Austin, Texas, March 5, 2010 — Whiting USA Trust I (NYSE Symbol — WHX) announced that it has received a revised December 31, 2009 reserve report relating to the properties in which the Trust has an interest. The Trust holds a net profits interest (“NPI”), which terminates when 9.11 million barrels of oil equivalent (“MMBOE”) have been produced and sold from the underlying properties (which amount is the equivalent of 8.20 MMBOE in respect of the Trust’s right to receive 90% of the net proceeds from such reserves pursuant to the NPI). Based on the revised reserve report from the Trust’s independent petroleum engineer for the underlying properties as of December 31, 2009, the remaining estimated reserves balance is 6.0 MMBOE (5.4 MMBOE at the 90% NPI), as opposed to the 6.3 MMBOE (5.7 MMBOE at the 90% NPI) previously reported, and is expected to be produced by October 31, 2017, as opposed to the previously reported termination date of August 31, 2018. The Trustee has been advised that the revisions are the result of additional reviews in connection with year-end procedures of the underlying data provided to the independent petroleum engineer. There are numerous uncertainties inherent in estimating reserve volumes and values, and the estimates are subject to change as additional information becomes available. The reserves actually recovered and the timing of production of the reserves may vary significantly from the estimates.
This press release contains forward-looking statements, including all statements made in this press release other than statements of historical fact. No assurances can be given that such statements will prove to be correct. Important factors that could cause actual results to differ materially include fluctuations in oil and natural gas prices, future production costs, risks inherent in the operation and production of oil and gas properties, and the inherent uncertainty of estimates of oil and natural gas reserves and production. Statements made in this press release are qualified by the cautionary statements made in this press release. The Trustee does not intend, and assumes no obligation, to update any of the statements included in this press release.

Contact:	Whiting USA Trust I
The Bank of New York Mellon Trust Company, N.A., as Trustee
Mike Ulrich
(512) 236-6599
919 Congress Avenue, Austin, TX 78701
www.businesswire.com/cnn/whx.htm

2